Exhibit 99.1

Contact: Igor Khislavsky

Director, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION CALLS FOR REDEMPTION

ALL OF ITS OUTSTANDING 4.500% SENIOR NOTES

BOSTON, MASSACHUSETTS – June 30, 2017 - American Tower Corporation (NYSE: AMT) announced today its election to call for redemption all of its outstanding 4.500% senior unsecured notes due 2018. The redemption date has been set for July 31, 2017. In accordance with the redemption provisions of the notes and the Indenture, dated as of May 13, 2010, as supplemented by the Supplemental Indenture No. 2, dated as of December 7, 2010, the notes will be redeemed at a price equal to the principal amount of the notes plus a make-whole premium calculated pursuant to the terms of the indenture, together with accrued and unpaid interest, if any, up to, but excluding, the redemption date. The Company intends to fund the redemption with borrowings under its senior unsecured revolving credit facility entered into in June 2013, as amended, and cash on hand.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 147,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2016 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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